CORPORATE RELEASE

Media Contact:	Investor Relations:
Bill Schnell Cirrus Logic, Inc. (512) 851-4084 bill.schnell@cirrus.com	John T. Kurtzweil Cirrus Logic, Inc. (512) 912-3222 InvestorRelations@cirrus.com

Cirrus Logic Closes Sale of Digital Video
Product Line Assets

AUSTIN, Texas – JUNE 30, 2005 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced that it has completed the sale of its digital video product line assets to Magnum Semiconductor Inc., a privately held company formed by an investment group led by Investcorp and August Capital. By selling these assets, Cirrus Logic is focusing on its core analog, mixed-signal and embedded integrated circuit (IC) product lines for audio and industrial markets.

The transaction is structured as an asset sale. Cirrus Logic will retain a minority equity ownership position in Magnum Semiconductor and will account for this under the cost method of accounting.

Cirrus Logic will discuss the financial details related to this asset sale during its first fiscal quarter of 2006 quarterly conference call scheduled for Wednesday, July 20, 2005 at 5 p.m. Eastern Time (ET).

Cirrus Logic Inc.

Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

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Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.